Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165448 and 333-159469) of SolarWinds, Inc. of our report dated April 8, 2010 relating to the financial statements of Tek-Tools, Inc., which appears in the Current Report on Form 8-K/A of SolarWinds, Inc. dated April 12, 2010.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

April 12, 2010